Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES TERMINATES SHAREHOLDER RIGHTS PLAN

CHICO, Calif. – (June 4, 2014) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, announced today that it has amended its shareholder rights plan to accelerate the financial expiration date of the rights under the plan to July 1, 2014, effectively terminating the plan as of that date. Prior to the amendment, the shareholder rights agreement had been scheduled to expire on July 10, 2021. Shareholders do not have to take any action as a result of this termination.

TriCo Bancshares and Tri Counties Bank are headquartered in Chico, California. Tri Counties Bank has a 39-year history in the banking industry. It operates 41 traditional branch locations and 19 in-store branch locations in 23 California counties. Tri Counties Bank offers financial services and provides a diversified line of products and services to consumers and businesses, which include demand, savings and time deposits, consumer finance, online banking, mortgage lending, and commercial banking throughout its market area. It operates a network of 66 ATMs and an automated Customer Service Department, available 24 hours a day, seven days a week. Brokerage services are provided by the Bank’s investment services affiliate, Raymond James Financial Services, Inc. For further information please visit the Tri Counties Bank web site at http://www.tricountiesbank.com.